SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Highland Global Allocation Fund

(Exact name of registrant as specified in its charter)

Massachusetts	91-6361402
(Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Crescent Court, Suite 700, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered:	Name of Each Exchange on Which Each Class is to be Registered:
Common Shares of Beneficial Interest	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number pursuant to which this form relates (if applicable):

333-229628

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

Reference is hereby made to the sections of the registrant’s prospectus entitled “Distributions” and the section of the registrant’s statement of additional information entitled “Dividends and Distributions” filed as part of the Registration Statement on Form N-2, filed with the Securities and Exchange Commission on February 11, 2019, as amended (and the prospectus and statement of additional information thereto as may be supplemented from time to time) (Securities Act File No. 333-229628 and Investment Company Act File No. 811-23369).

The registrant’s board of trustees has indicated its intention to convert the structure of the fund from an open-end investment company to closed-end investment company and has received authorization from the registrant’s shareholders to amend its declaration of trust to redomicile the fund to a standalone Massachusetts business trust and to modify the structure of the fund to a closed-end fund. Upon redomiciling the fund and converting the registrant from an open-end to a closed-end fund, shareholders will no longer have the right to cause the registrant to directly redeem their shares; instead, the registrant will seek to list its shares on the New York Stock Exchange (“NYSE”) subject to the approval of the NYSE and satisfaction of the NYSE listing standards, which would give shareholders the ability to sell their shares of the Fund on the NYSE at a price determined by the market. In addition, after the registrant converts to a closed-end fund structure, the registrant intends to have an “opt out” distribution reinvestment program such that when the registrant declares a dividend or other distribution, shareholders’ cash distributions will be reinvested automatically in additional shares of the registrant, unless they specifically “opt out” of the dividend reinvestment plan, so as to receive cash dividends or other distributions.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits, no Exhibits are filed herewith or incorporated herein by reference.

[Signature Page Follows]

SIGNATURE

A copy of the Amended and Restated Agreement and Declaration of Trust of the registrant is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the registrant by an officer of the registrant in his capacity as an officer of the registrant, and not individually, and that the obligations arising out of this instrument are not binding upon any of the trustees, officers or shareholders individually, but binding only upon the assets and property of the registrant.

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Registrant: Highland Global Allocation Fund

Date: February 14, 2019

By:	/s/ Dustin Norris
Dustin Norris

Secretary